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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                                    FORM 11-K
                                  ANNUAL REPORT
                        Pursuant to Section 15(d) of the
                         Securities Exchange Act of 1934



      /x/ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934. For the fiscal year ended December 31, 1999

                                       OR

      / / TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
            For the transition period from ________ to ________

            Commission file number 1-8570

      A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                 MANDALAY RESORT GROUP EMPLOYEES' PROFIT SHARING
                               AND INVESTMENT PLAN

      B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                        MANDALAY RESORT GROUP
                        3950 Las Vegas Boulevard South
                        Las Vegas, Nevada 89119-1000

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In accordance with General Instruction A to Form 11-K, the Plan, which is subject to the Employee Retirement Income Security Act of 1974, will, by amendment to this report, file the Financial Statements and schedules required to be included herein within 180 days after the Plan's fiscal year end.

                                   SIGNATURES

THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this Annual Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   Mandalay Resort Group, as Plan
                                      Administrator of the
                                   Mandalay Resort Group Employees'
                                      Profit Sharing and Investment Plan


                                   By GLENN SCHAEFFER
                                      ------------------------------------
                                      Glenn Schaeffer
                                      President, Chief Financial Officer
                                      and Treasurer

March 22, 2000



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